UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14-A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Materials Pursuant to Section 240.14a.12

LCA-Vision Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which the transaction applies: __________________________________________________________________

2)	Aggregate number of securities to which transaction applies: __________________________________________________________________

3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

__________________________________________________________________

4)	Proposed maximum aggregate value of transaction: __________________________________________________________________

5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid: __________________________________________________________________

2.	Form, Schedule or Registration No.: __________________________________________________________________

3.	Filing Party: __________________________________________________________________

4.	Date Filed: __________________________________________________________________

On March 11, 2009, LCA-Vision Inc. issued the following press release.

News Release

Three Leading Proxy Advisory Firms are Unanimous in Recommending
LCA-Vision Stockholders Support the Current Board of Directors

PROXY Governance Joins RiskMetrics and Glass Lewis in Urging Stockholders to Vote the GOLD Card

CINCINNATI (March 11, 2009) – LCA-Vision Inc. (NASDAQ: LCAV) announces that the independent proxy advisory firm PROXY Governance, Inc. has joined RiskMetrics Group’s ISS Governance Services and Glass Lewis & Co., LLC in recommending that LCA-Vision stockholders vote to retain the Company’s current management and Board of Directors and reject all proposals made by the Joffe Group’s consent solicitation.

The PROXY Governance report includes an analysis of proposals and supporting statements made by the dissident group and the views of LCA-Vision’s Board and management.  The report, issued March 6, recommends that that LCA-Vision stockholders vote in support of the Board and management on all proposals, stating, “We believe shareholders would be better served by allowing the current board and its management team to continue executing on their strategic plan.”

“We are delighted all three of the advisory firms that reviewed the situation have unanimously recommended that LCA-Vision stockholders support our current executive team and Board of Directors.  Each of these firms has conducted an independent and proprietary analysis of the situation, and each has come to the same conclusion: LCA-Vision stockholders should vote the GOLD card,” said Steven Straus, LCA-Vision chief executive officer.

“The latest report, from PROXY Governance, gives our management team and Board high marks for our aggressive response to the precipitous decline in consumer discretionary spending that has impacted our business, as well as others in our industry, by implementing numerous initiatives that position LCA-Vision and our LasikPlus® Vision Centers for growth and a prosperous future, while prudently managing our appreciable cash,” he said.

In its report, PROXY Governance states, among other things:

•
LCA-Vision has “not only laid out a longer-term strategy to transition from a one-off-transaction business model to an ongoing lifetime care model – allowing it to both tap more reliable revenue streams and build a broader, stronger brand – but has also identified numerous near-term tactical improvements in its operations, quality, and marketing.”

•
LCA-Vision’s market share improvement is “most compelling against the backdrop of a continuing macroeconomic decline – and particularly the ongoing decline in consumer confidence, to which the business had been so highly correlated.”  According to independent researcher Market Scope®, LLC, LCA-Vision’s share of the laser vision correction services market increased to 11.9% in the fourth quarter of 2008 from 10.5% in the third quarter of 2008.

•
The dissidents’ strategy that optimizing certain business practices could drive a higher prospect-to-patient yield, “while heavy on criticisms of the company’s declining performance – is particularly light on details or what, exactly, is suboptimal about those processes now, and how, specifically, they would improve the yield.”

•
The dissidents’ “contention that marketing costs can be ‘fixed’ – roughly halved to the $250 per procedure the company spent several years ago – without any corresponding falloff in procedure volume seems questionable.”  In further evaluating marketing costs, PROXY Governance finds that more useful measures “would include a controlled study of marketing campaign in test markets – such as the company conducted in Q4 2008, when it demonstrated its revised marketing strategy could directly drive a 34% increase in procedures.”

•	The dissident group’s “prescription for righting the company,” “seems only to point back to many of the strategic and tactical improvements the company has made since removing S. Joffe from office.”

Due to the nature of the Consent process, your voting instruction is extremely important and time sensitive.  LCA-Vision urges all stockholders to vote their GOLD cards to REVOKE CONSENT on all three proposals.  Please discard any proxy card that you receive from the Joffe Group.  If you have already voted to consent and wish to change your vote, you have every right to revoke your consent and vote the GOLD proxy.  Only the latest dated card counts.

LCA-Vision filed its Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission on Monday, February 9, 2009, and copies of the Consent Revocation Statement with a GOLD Consent Revocation Card were mailed to stockholders beginning February 10, 2009.  The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:

http://idea.sec.gov/Archives/edgar/data/1003130/000114420409006021/v139094_defc14a.htm or from the Investor Relations section of the Company’s website at www.lasikplus.com and www.lca-vision.com.  Copies of the Consent Revocation Statement and consent revocation card may also be obtained from Georgeson Inc.

Additional Information:
Georgeson Inc. has been retained by LCA-Vision as consent revocation solicitation agent. Stockholders with questions are encouraged to call Georgeson toll-free 1-800-457-0109. Copies of the Company’s Consent Revocation Statement, and any other documents filed by LCA-Vision with the SEC in connection with the consent solicitation can be obtained free of charge from the SEC’s website at www.sec.gov, from the Company’s website at www.lasikplus.com and www.lca-vision.com, or from Georgeson.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 75 LasikPlus® fixed-site laser vision correction centers in 32 states and 57 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

  Earning Trust Every Moment.
                                                                                    Transforming Lives Every Day.
For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292 310-691-7100	513-792-9293

#   #   #